Exhibit 99.1

Press Release

Cowen Group, Inc. Announces 2013 First Quarter Financial Results

New York, May 3, 2013 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “Company”) today announced its operating results for the first quarter ended March 31, 2013.

2013 First Quarter Highlights(1)

•                  First quarter 2013 revenue was $74.9 million, compared to $79.2 million in the prior year period.

•                  The broker-dealer segment reported its highest quarterly revenue since the Cowen / Ramius business combination in 2009.  First quarter revenue rose 7% year over year to $47.2 million(2).

•                  Brokerage revenue of $28.0 million was its highest revenue since the second quarter 2010.  The 17% year over year increase was primarily attributable to improvements in the electronic trading and cash equities businesses.

•                  Assets under management at April 1, 2013 were $8.9 billion, an increase of $860 million since January 1, 2013.

•                  On March 11, Cowen completed its previously announced acquisition of Dahlman Rose & Company, LLC, a privately held investment bank specializing in the energy, metals and mining, transportation, chemicals and agriculture sectors.

(1)  All financial highlights are presented on an Economic Income basis.

(2)  Includes broker-dealer segment’s allocation of Investment Income (Loss) and Other Revenue.

Peter A. Cohen, Chairman and CEO of Cowen Group said, “Our first quarter operating results show that we have continued to make progress.  At Cowen and Company, our improvement is evidenced by continued increases in revenue despite the difficult market in equity trading volumes.  In addition, the inclusion of costs associated with the Dahlman Rose acquisition impacted the quarter but we are pleased with the positive effect that the Dahlman franchise is beginning to have in our combined organization.  At Ramius, we started to see the fruits of the rebuilding of the business with new assets of $860 million raised during the quarter and good performance from our funds.”

2013 First Quarter GAAP Financial Information and Select Balance Sheet Data

For the first quarter 2013, the Company reported a GAAP net loss of $2.6 million, or $(0.02) per share, as compared to a GAAP net income of $4.0 million, or $0.03 per share, in the first quarter 2012.  The year-over-year decrease was primarily due to an increase in interest and dividend expense as well as general and administrative and other expense.

The following table summarizes the Company’s GAAP financial results for the three months ended March 31, 2013 and 2012, and December 31, 2012.

Summary GAAP Financial Information

	Three Months Ended
	March 31,			Dec 31,
(Dollar amounts in millions, except per share information)	2013	2012	%	2012	%
Revenues	$67.2	$57.5	17%	$65.9	2%
Expenses	(83.1)	(76.7)	8%	(93.7)	(11)%
Other income (loss)	17.0	25.6	(34)%	19.5	(13)%
Income tax benefit (expense)	(0.2)	(0.1)	24%	—	NM
Net income (loss) from continuing operations	$0.9	$6.2	(85)%	$(8.2)	NM

Net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	3.5	2.2	56%	1.2	191%
Net income (loss) attributable to Cowen Group, Inc.	$(2.6)	$4.0	NM	$(9.3)	(72)%

Earnings (loss) per basic share:
Income (loss) from continuing operations	$(0.02)	$0.03	NM	$(0.08)	NM

Note: Amounts may not add due to rounding.

The Company’s stockholders’ equity as of March 31, 2013, was $503.1 million, or book value per share of $4.35, compared to stockholders’ equity of $495.1 million, or book value per share of $4.40, as of December 31, 2012.  At March 31, 2013, the Company’s tangible book value per share was $3.91 compared to $4.04 as of December 31, 2012.

Select Balance Sheet Data

	March 31,	December 31,
(Dollar amounts in millions, except per share information)	2013	2012
Stockholders’ equity	$503.1	$495.1
Tangible stockholders’ equity	$452.0	$453.6
Common shares outstanding	115.7	112.4

Book value per share	$4.35	$4.40
Tangible book value per share	$3.91	$4.04

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).  In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction,  and (iii) excludes certain other acquisition-related and/or reorganization expenses.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the Value and Opportunity business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended March 31, 2013 and 2012, and December 31, 2012.

Summary Economic Income (Loss) Financial Information

	Three Months Ended
(Dollar amounts in millions, except per	March 31,			Dec 31,
share information)	2013	2012	%	2012	%
Revenues	$74.9	$79.2	(5)%	$77.2	(3)%
Expenses	(74.4)	(73.0)	2%	(86.4)	(14)%
Net Economic Income (Loss) before non-controlling interests	0.5	6.2	NM	(9.2)	NM
Economic Income (Loss)	$(1.3)	$5.9	NM	$(8.5)	NM

Economic Income (Loss) per share	$(0.01)	$0.05	NM	$(0.07)	NM

Economic Income (Loss) excluding certain non-cash items	$6.0	$12.6	(52)%	$(2.3)	NM

Note: Amounts may not add due to rounding.

2013 First Quarter Economic Income Review

Total Economic Income Revenue

Total economic income revenue for the first quarter 2013 was $74.9 million, a 5% decrease compared to $79.2 million in the first quarter 2012.  The decrease in economic income revenue was primarily the result of a decrease in investment income, partially offset by an increase in investment banking, brokerage and incentive income.

Economic Income Revenue

	Three Months Ended
	March 31,			Dec 31,
(Dollar amounts in millions)	2013	2012	%	2012	%

Investment banking	$17.2	$15.6	10%	$21.2	(19)%
Brokerage	28.0	24.0	17%	22.4	25%
Management fees	14.1	14.0	1%	14.3	(1)%
Incentive income	5.1	4.0	27%	6.9	(26)%
Investment income	10.9	21.1	(48)%	11.8	(8)%
Other revenue	(0.4)	0.4	NM	(0.6)	NM
Total Revenues	$74.9	$79.2	(5)%	$77.2	(3)%

Note: Amounts may not add due to rounding.

Compensation and Benefits Expense

First quarter 2013 compensation and benefits expense was $44.5 million, a 3% decrease compared to $45.9 million in the first quarter 2012.  The quarterly compensation and benefits accrual was higher as a percent of revenue as compared to the prior year’s quarter, but a lower revenue total resulted in an expense decrease.  Total headcount at the end of the first quarter 2013 was 641, a 12% increase compared to the prior year period and up 9% compared to the fourth quarter of 2012.

The compensation to economic income revenue ratio was 59% in the current quarter compared to 58% in the prior year period.  Compensation and benefits expense for the first quarter 2013 and 2012 included $4.8 million and $4.5 million, respectively, in share-based compensation expense.  There was no equity award expense related to the 2009 Cowen / Ramius business combination in the first quarter of 2013.  However, in the first quarter 2012, compensation and benefits excluded $1.4 million related to this equity award expense.

Excluding $1.4 million of expenses associated with activities for which the Company is reimbursed and $2.3 million of severance expense, compensation and benefits expense was 55% of Economic Income revenue in the first quarter 2013.  Excluding these same two items, compensation and benefits expense was 56% and 70% of Economic Income revenue in the prior year period and fourth quarter 2012, respectively.

Fixed Non-Compensation Expenses

Fixed non-compensation expenses in the current quarter increased by 12% to $23.9 million as compared to $21.3 million in the comparable prior year quarter.  This was primarily due to increased communications and market data services from the two acquisitions completed during second and fourth quarter of 2012 and one completed during this quarter.

Variable Non-Compensation Expenses

Variable non-compensation expenses were $7.4 million in the first quarter 2013, up 7% compared to $6.9 million in the first quarter 2012.  The increase in floor brokerage and trade execution costs correspond to an increase in revenue which generated increased trading costs.

Alternative Investment Segment (“Ramius”)

Assets Under Management

As of April 1, 2013, the Company had assets under management of $8.9 billion, which increased by $860 million or 11% during the 2013 first quarter compared to assets under management of $8.1 billion as of January 1, 2013.  The key drivers of this growth have been from our capabilities in alternative solutions, activism and real estate.

Management Fees

In the first quarter 2013, management fees were $14.1 million compared to $14.0 million in the prior year quarter.  Overall fees remained generally constant from the prior year.

The average annualized management fee charged in the first quarter 2013 was 0.67%, as compared to 0.68% in the fourth quarter and 0.70% in the prior year period.  2012 figures exclude fees related to cash management assets.

Incentive Income

Incentive income increased to $5.1 million in the first quarter 2013 from an incentive fee of $4.0 million in the prior year period.  This increase was primarily related to an increase in performance fees from our credit strategy.

Investment Income

Investment income represents net revenues generated on our invested capital and includes interest and dividend income received or accrued as well as realized and unrealized gains/losses recognized during the period.  In the first quarter 2013, investment income decreased by $10.2 million to $10.9 million from $21.1 million in the prior year period.  The decrease primarily relates to a decrease in the Company’s own invested capital driven by decreases in performance in certain investment strategies including our credit, pipes and equities strategies.

Broker-Dealer Segment (“Cowen and Company”)

Brokerage

Brokerage revenue was $28.0 million in the first quarter 2013, an increase of $4.0 million, or 17%, compared to the first quarter 2012.  The increase in the current quarter was primarily due to an increase in fees earned related to the Company’s electronic trading and cash equities business.

Investment Banking

Investment banking revenue was $17.2 million in the first quarter 2013, an increase of $1.5 million, or 10%, compared to $15.6 million in the first quarter 2012.  The increase was primarily due to an increase in equity underwriting and debt capital markets activity.

•                  Public equity underwriting revenue was $9.6 million from ten transactions in the first quarter 2013, as compared to $11.9 million from sixteen transactions in the comparable prior year period.  Of these transactions, the Company completed four lead managed assignments in the first quarter 2013, compared to six in the prior year period.

•                  Debt capital markets revenue was $3.7 million from the completion of two transactions in the first quarter 2013.  Two transactions were completed in the prior year period totaling $1.3 million.

•                  Private placement and registered direct revenue was $1.1 million in the first quarter 2013, as compared to $0.9 million in the first quarter 2012. The Company completed two private transactions in the first quarter 2013 and one in the prior year period.

•                  Strategic advisory revenue was $2.7 million in the first quarter 2013, as compared to $1.5 million in the first quarter 2012.  The Company completed two strategic advisory transactions in the first quarter 2013 as compared to one strategic advisory transaction in the prior year period.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2013 first quarter financial results on Friday, May 3, 2013, at 9:00 am EST.  The call can be accessed by dialing 1-800-295-4740 domestic or 1-617-614-3925 international.  The passcode for the call is 15961309.  A replay of the call will be available beginning at 11:00 am EST May 3, 2013 through May 10, 2013.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 93934002.  The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Stephen Lasota
Chief Financial Officer
Cowen Group, Inc.
(212) 845-7919

Cowen Group, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Investment banking	$17,166	$15,630
Brokerage	26,600	24,013
Management fees	9,493	9,717
Incentive income	2,611	691
Interest and dividends	9,321	5,372
Reimbursement from affiliates	1,485	1,045
Other	478	867
Consolidated Funds
Interest and dividends	12	61
Other	75	84
Total revenues	67,241	57,480
Expenses
Employee compensation and benefits	44,223	46,683
Floor brokerage and trade execution	4,478	3,752
Interest and dividends	6,418	1,724
Professional, advisory and other fees	3,853	3,925
Service fees	2,577	2,237
Communications	4,774	3,401
Occupancy and equipment	5,719	5,242
Depreciation and amortization	2,553	2,155
Client services and business development	4,099	3,826
Other	3,984	3,419
Consolidated Funds
Interest and dividends	—	16
Professional, advisory and other fees	396	288
Floor brokerage and trade execution	—	—
Other	38	71
Total expenses	83,112	76,739
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	11,807	19,671
Consolidated Funds net (losses) gains:
Net realized and unrealized (losses) gains on investments and other transactions	5,070	5,964
Net realized and unrealized (losses) gains on derivatives	304	40
Net (losses) gains on foreign currency transactions	(215)	(38)
Total other income (loss)	16,966	25,637
Income (loss) before income taxes	1,095	6,378
Income tax (benefit) expense	176	142
Net income (loss) from continuing operations	919	6,236
Net income (loss)	919	6,236
Net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	3,495	2,241
Net income (loss) attributable to Cowen Group, Inc. stockholders	$(2,576)	$3,995

Earnings (loss) per share:
Basic
Income (loss) from continuing operations	$(0.02)	$0.03

Diluted
Income (loss) from continuing operations	$(0.02)	$0.03

Weighted average shares used in per share data:
Basic	113,798	114,281
Diluted	113,798	115,663

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

The primary differences between GAAP net income (loss) and Economic Income (Loss) are that in reporting Economic Income (Loss), the Company:  (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction,  and (iii) excludes certain other acquisition-related and/or reorganization expenses.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the Value and Opportunity business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•                  Depreciation and amortization, and

•                  Share-based compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Unaudited Economic Income (Loss)

(Dollar amounts in thousands)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Investment banking	$17,166	$15,630
Brokerage	28,017	24,013
Management fees	14,144	14,020
Incentive income	5,126	4,022
Investment income	10,872	21,105
Other revenue	(440)	384
Total revenues	74,885	79,174
Expenses
Employee compensation and benefits	44,521	45,909
Interest and dividends	124	88
Fixed non-compensation expenses	23,778	21,243
Variable non-compensation expenses	7,351	6,875
Reimbursement from affiliates	(1,420)	(1,116)
Total expenses	74,354	72,999
Net Economic Income (Loss) before non-controlling Interests	531	6,175
Non-controlling interests	(1,800)	(300)
Economic Income (Loss)	$(1,269)	$5,875

Economic Income (Loss) Excluding Certain Non-cash Items

Economic Income (Loss)	$(1,269)	$5,875
Exclusion of depreciation and amortization expense	2,541	2,154
Exclusion of share-based compensation expense	4,752	4,548
Economic Income (Loss) Excluding Certain Non-cash Items	$6,024	$12,576

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended March 31, 2013

(Dollar amounts in thousands)

	Three Months Ended March 31, 2013
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$17,166	$—		$—	$17,166
Brokerage	26,600	1,417	(e)	—	28,017
Management fees	9,493	4,340	(a)	311	14,144
Incentive income	2,611	2,515	(a)	—	5,126
Investment income	—	10,872	(c)	—	10,872
Interest and dividends	9,321	(9,321	)(c)	—	—
Reimbursement from affiliates	1,485	(1,420	)(b)	(65)	—
Other revenue	478	(918	)(c)	—	(440)
Consolidated Funds	87	—		(87)	—
Total revenues	67,241	7,485		159	74,885

Expenses
Compensation & Benefits	44,223	298		—	44,521
Interest and dividends	6,418	(6,294	)(c)	—	124
Non-compensation expenses - Fixed	—	23,778	(c)(d)	—	23,778
Non-compensation expenses - Variable	—	7,351	(c)(d)	—	7,351
Non-compensation expenses	32,037	(32,037	)(c)(d)	—	—
Reimbursement from affiliates	—	(1,420	)(b)	—	(1,420)
Consolidated Funds	434	—		(434)	—
Total expenses	83,112	(8,324)		(434)	74,354

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	11,807	(11,807	)(c)	—	—
Consolidated Funds net gains (losses)	5,159	(2,866)		(2,293)	—
Total other income (loss)	16,966	(14,673)		(2,293)	—
Income (loss) before income taxes and non-controlling interests	1,095	1,136		(1,700)	531
Income taxes (Benefit)	176	(176	)(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	919	1,312		(1,700)	531
(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(3,495)	(5)		1,700	(1,800)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(2,576)	$1,307		$—	$(1,269)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:  The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended March 31, 2012

(Dollar amounts in thousands)

	Three Months Ended March 31, 2012
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$15,630	$—		$—	$15,630
Brokerage	24,013	—		—	24,013
Management fees	9,717	3,910	(a)	393	14,020
Incentive income	691	3,331	(a)	—	4,022
Investment income	—	21,105	(c)	—	21,105
Interest and dividends	5,372	(5,372	)(c)	—	—
Reimbursement from affiliates	1,045	(1,116	)(b)	71	—
Other revenue	867	(483	)(c)	—	384
Consolidated Funds	145	—		(145)	—
Total revenues	57,480	21,375		319	79,174

Expenses
Compensation & Benefits	46,683	(774)		—	45,909
Interest and dividends	1,724	(1,636	)(c)	—	88
Non-compensation expenses - Fixed	—	21,243	(c)(d)	—	21,243
Non-compensation expenses - Variable	—	6,875	(c)(d)	—	6,875
Non-compensation expenses	27,957	(27,957	)(c)(d)	—	—
Reimbursement from affiliates	—	(1,116	)(b)	—	(1,116)
Consolidated Funds	375	—		(375)	—
Total expenses	76,739	(3,365)		(375)	72,999

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	19,671	(19,671	)(c)	—	—
Consolidated Funds net gains (losses)	5,966	(3,325)		(2,641)	—
Total other income (loss)	25,637	(22,996)		(2,641)	—
Income (loss) before income taxes and non-controlling interests	6,378	1,744		(1,947)	6,175
Income taxes (Benefit)	142	(142	)(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	6,236	1,886		(1,947)	6,175
(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(2,241)	(6)		1,947	(300)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc.	$3,995	$1,880		$—	$5,875

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:  The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.